                   OPERATING AGREEMENT FOR ORYX VENTURES, LLC
                      A DELAWARE LIMITED LIABILITY COMPANY


     This OPERATING AGREEMENT (the "Agreement") of Oryx Ventures, LLC, a Delaware limited liability company (the "Company"), is made effective as of May 18, 2000, by and between the parties listed on the signature pages hereof, with reference to the following facts:

     A. The Certificate of Formation for the Company under the laws of the State of Delaware was filed with the Delaware Secretary of State on May 18, 2000.

     B. The parties desire to adopt and approve an operating agreement for the Company that supersedes any prior oral or written operating agreements.

     NOW, THEREFORE, the parties (hereinafter sometimes collectively referred to as the "Members," or individually as the "Member") by this Agreement set forth the operating agreement for the Company under the laws of the State of Delaware upon the terms and subject to the conditions of this Agreement.

     1. Except as set forth herein or as may be subsequently amended by an amendment to this Agreement, the Company shall be governed by the default provisions of the Delaware Limited Liability Company Act, codified in the Delaware Corporations Law, Sections 18-101 et seq., as the same may be amended from time to time.

     2. The Company shall have one Manager. The Company's initial Manager shall be Philip Micciche; who shall serve until his successor is duly elected and qualified.

     3. If, at any time, there is more than one Manager, any action required or permitted to be taken by the Managers may be taken by the Managers without a meeting, if a majority of the Managers individually or collectively consent to or ratify such action in writing, unless the action requires the unanimous vote of the Managers, in which case all Managers must consent in writing. Such action by written consent or ratification shall have the same force and effect as a majority vote of such Managers. Nothing in this Section 3 governing meetings of the Managers or in this Agreement is intended to require that meetings of Managers be held, it being the intent of the Members that meetings of Managers are not required.

     4. The Members have contributed or shall contribute to the capital of the Company the respective contributions set forth on Exhibit A hereto. The respective percentage interests of the Members are also set forth on Exhibit A.

     5. The name of the Company shall be "Oryx Ventures, LLC." All actions heretofore taken by the organizer of the Company on behalf of or in connection with the Company are hereby approved and ratified in all respects by all of the Company's Members and the Manager, and the Company is hereby authorized to reimburse such organizer for all reasonable out of pocket expenses incurred in connection therewith.

     6. All distributions of net cash available from operations shall be made in accordance with Members' percentage interests. All income and loss from operations shall be allocated in accordance with Members' percentage interests; provided, however, that any loss that would cause or increase a deficit balance in a Member's capital account shall be reallocated to the Members to whom such loss can be allocated without causing or increasing a deficit balance, and any such reallocation of loss shall be taken into consideration in determining subsequent allocations of income and loss so that the total amount of income and loss from operations allocated to each Member is, to the extent possible, equal to the amount that would have been allocated in the absence of such reallocation of loss.

     7. All income and loss from the sale of all or substantially all of the assets of the Company or the liquidation of the Company shall be allocated so that the Members' capital accounts, computed as required by the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder, shall be in proportion to the Members' percentage interests. All distributions in liquidation of the Company shall be in accordance with the Members' positive capital account balances, computer after taking into account all other capital account adjustments for the year during which such liquidation occurs. Upon the liquidation of any Member's interest in the Company, that Member shall unconditionally contribute to the Company cash in an amount equal to the deficit balance in its capital account.

     8. In the event that the income allocated to a Member for federal income tax purposes for any fiscal year exceeds the net cash available from operations distributed to such Member for such fiscal year (such excess being referred to as "Excess Net Profit"), each Member shall receive from net cash available from operations when such cash becomes available, an amount equal to the aggregate net amount of federal income tax and applicable state franchise and/or income tax such Member (or, if such Member is an S corporation, partnership, limited liability company or other "pass-through" entity for tax purposes, its shareholders, partners or members, as the case may be) would owe on such Excess Net Profit if such Member were subject to the maximum regular individual federal income tax rate and the maximum individual California income tax rate then in existence on such income (taking into account the deduction of applicable income taxes for federal income tax purposes). Such distribution shall be made whether or not such Member is an individual and whether or not such income would be subject to a higher or lower tax rate. Any distributions made pursuant to this
Section 8 shall be taken into account in computing subsequent distributions so that the net cash available from operations distributed to each member shall be equal to the amount that would have been distributed if this Section 8 applies.

     9. The Manager of the Company is hereby authorized to open one or more bank accounts on behalf of the Company and to execute and deliver such standard from account opening forms and resolutions reasonably necessary or desirable to open such bank accounts.

     10. The Company shall be taxed as partnership for both federal and state income tax purposes.

     IN WITNESS WHEREOF, the undersigned, constituting the initial Member and Manager of Oryx Ventures, LLC, a Delaware limited liability company, have executed this Agreement on the dates set forth below, to be effective as of the date first written above.

MEMBERS:

ORYX TECHNOLOGY CORP.

By: /s/ Mitch Underseth
    -------------------
    Name: Mitch Underseth
    Title:  CFO

Date:
     ------------------


MANAGER:


/s/ Philip Micciche
-------------------
Philip Micciche

Date: 10/02/00
      --------

                                    EXHIBIT A


                      CAPITAL CONTRIBUTIONS OF MEMBERS AND
                      ADDRESSES OF MEMBERS AND MANAGERS OF
                               ORYX VENTURES, LLC

     Member's                                                                        Initial Percentage
Name(s) & Address(es)              Capital Contributed           Value                   Interest(s)
---------------------              -------------------           -----               ------------------
Oryx Technology Corp.                                                                100%
1100 Auburn Street
Fremont, CA  94538
Attention: CFO


Total:


Manager's Name(s) & Address(es)
-------------------------------

Philip Micciche
Oryx Technology Corp.
1100 Auburn Street
Fremont, California  94538
